Exhibit 10.1

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.  Asterisks denote omissions.

NITROMED, INC.

45 HAYDEN AVENUE, SUITE 3000

LEXINGTON, MA 02421

September 5, 2008

Jay N. Cohn, M.D.

University of Minnesota

Variety Club Research Center, Room 174A

401 East River Parkway

Minneapolis, MN 55455

Dear Jay:

Reference is hereby made to that certain Collaboration and License Agreement made as of January 22, 1999, as amended by an amendment dated August 10, 2000, an amendment made as of January 29, 2001 and an amendment made as of March 15, 2002, by and between NitroMed, Inc. (the “Company”) and you (the “Licensor”) (as amended, the “License Agreement”).  Capitalized terms sets forth herein and not defined shall have the meanings ascribed to them in the License Agreement.

Whereas, the undersigned parties have heretofore disputed (the “Disputes”) (i) the Royalty Rate at which NitroMed is obligated to pay Licensor royalties on Net Sales of Collaboration Products pursuant to the License Agreement, and (ii) the amount of the planned costs and “Excess Costs” as defined and referred to in the amendments to the License Agreement made as of January 29, 2001 and March 15, 2002 (the “Terminating Amendments”); and

Whereas, the parties now desire to resolve such Disputes by this Amendment.

Now therefore, for good and valuable consideration, including without limitation the Payment set forth in Section 3 below, the receipt and sufficiency of which is hereby acknowledged, the Company and Licensor agree as follows:

1.             Section 4.2 of the License Agreement is hereby amended to add new Sections (f) and (g) at the end of Section 4.2 to read as follows:

“(f)          Notwithstanding the foregoing provisions of this Section 4.2, the following shall apply:

(i)            The Royalty Rate payable for the period through the quarter ending June 30, 2008 shall be [**]% and (ii) commencing with the quarter beginning July 1, 2008, NitroMed shall pay to Licensor royalties on Net Sales of Collaboration products at a rate of [**]%, without regard to the Annual Sales Volume set forth above in this Section 4.2, until such time as the aggregate dollar amount retained by NitroMed and not required to be paid to Licensor as a result of such reduction in the Royalty Rate to [**]% (i.e. the reduction from [**]% to [**]% on the Annual Sales Volume of [**] to $[**] million, from [**]% to [**]% on Annual Sales Volume from $[**] million to $[**] million, and from [**]% to [**]% on Annual Sales Volume over $[**] million) during the period through the quarter ending June 30, 2008 (the amount retained through June 30, 2008 equals $[**]), together with the period thereafter commencing July 1, 2008, equals an aggregate of $[**] (the “Maximum Amount”).  By way of illustration, if the Annual Sales Volume of Net Sales of the Collaboration Product is $[**]and the Maximum Amount has not yet been achieved, then NitroMed shall make a royalty payment to Licensor at a Royalty Rate of [**]%, or $[**], instead of [**]%, or $[**], and the dollar difference of $[**] shall be applied against the Maximum Amount.  Once the aggregate dollar differences arising from the payment of royalties at such reduced Royalty Rate reach $[**] million, then the Royalty Rate will revert back to the applicable rate set forth in Section 4.2(a) above.”

“(g)                           In the event that NitroMed grants a sublicense to an independent third party pursuant to Section 2.2 above (a “Sublicensee”), then notwithstanding anything in this Agreement to the contrary, the Royalty Rate for royalties payable to Licensor with respect to the Net Sales of Collaboration Products by such Sublicensee (“Sublicensee Sales”) shall equal [**]% of the Royalty Rate at which such Sublicensee is paying royalties, provided that, during such time royalties are being paid to Licensor at a reduced Royalty Rate in accordance with Section 4(f) above, the Royalty Rate for royalties payable to Licensor with respect to Sublicensee Sales shall equal the lesser of (i) [**]% of the Royalty Rate at which such Sublicensee is paying royalties or (ii) [**]% of Sublicensee Sales, and the dollar differences between [**]% of the Royalty Rates at which such Sublicensee is paying royalties and such reduced royalties shall be applied against the Maximum Amount.  By way of illustration, if pursuant to a sublicense agreement between NitroMed and Sublicensee, NitroMed receives a Royalty Rate of [**]% of Sublicensee Sales, then the Royalty Rate for royalties paid by NitroMed to Licensor shall equal [**]% of such rate, or [**]%, provided that, if the reduced Royalty Rate under Section 4.2(f) is in effect, then the Royalty Rate for Licensor shall equal [**]% of Sublicensee Sales and the dollar differences between [**]% of the Royalty Rates at which such Sublicensee is paying royalties and such reduced royalties shall be applied against the Maximum Amount.  Copies of all such sublicenses shall be delivered to Licensor together with a duly executed agreement of Sublicensee to be bound by all of the terms and conditions contained in this License Agreement.

Further, and notwithstanding anything in this License Agreement that may be to the contrary, in no event shall the Royalty Rate payable on Net Sales of Collaboration Products be less than [**]%.”

2.                                       The Terminating Amendments to the License Agreement made as of January 29, 2001 and March 15, 2002, are hereby terminated ab initio and shall have no further force or effect, and each of the Parties hereby releases the other from all liabilities, obligations and claims thereunder and from all liabilities, claims and obligations with respect to the Disputes.

3.                                       In consideration of Licensor’s agreement to the terms of this Amendment, NitroMed shall simultaneously remit to Licensor by certified check in immediately available funds drawn on a bank licensed to do business in Massachusetts, or wire transfer to Licensor, the sum of $800,000 (the “Payment”).

4.                                       NitroMed represents, warrants, confirms and agrees that, after giving effect to the settlement of the Disputes hereunder, (i) it has fully observed, performed and complied with its obligations under the License Agreement, (ii) it is not in breach or default of any provision of the License Agreement, (iii) it has no claims against Licensor under the License Agreement, and (iv) the License Agreement remains in full force and effect except as modified hereby.  In reliance upon NitroMed’s representations and warranties herein, Licensor hereby confirms and agrees that (i) to the best of his knowledge, he has no claims against NitroMed under the License Agreement, (ii) to the best of his knowledge NitroMed is not in breach or default of any provision of the License Agreement, and (iii) the License Agreement remains in full force and effect except as modified hereby.

5.                                       The License Agreement, as amended and as hereby further amended, contains the entire agreement among the parties with respect to the subject matter thereof, shall remain in full force and effect, and is hereby ratified and confirmed.  Each reference in the License Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, shall mean and be a reference to the License Agreement, as amended and as further amended hereby.

6.                                       This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

The foregoing constitutes our agreement amending the License Agreement.

Very truly yours,

NITROMED, INC.

/s/ Kenneth M. Bate
Kenneth M. Bate
President and Chief Executive Officer

Accepted and Agreed to as of the
date set forth above.

/s/ Jay N. Cohn
Jay N. Cohn